
                                                                     EXHIBIT 2.7


                              DNA SCIENCES, INC.

                 ____________________________________________

                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT
                               December 17, 2000

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                               Table of Contents

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SECTION 1 Authorization of Series C Preferred Stock...............   1

      1.1  Authorization of Series C Preferred Stock..............   1

      1.2  Sale of Series C Preferred.............................   1

SECTION 2 Closing Date; Delivery..................................   1

      2.1  Closing Date...........................................   1

      2.2  Delivery...............................................   1

SECTION 3 Representations and Warranties of the Company...........   2

      3.1  Organization and Standing; Articles and Bylaws.........   2

      3.2  Corporate Power........................................   2

      3.3  Subsidiaries...........................................   2

      3.4  Capitalization.........................................   2

      3.5  Authorization..........................................   3

      3.6  Validity of Shares.....................................   3

      3.7  Title to Properties and Assets; Liens, etc.............   3

      3.8  Material Contracts and Commitments.....................   4

      3.9  Patents, Trademarks, etc...............................   4

     3.10  Compliance with Other Instruments......................   4

     3.11  Litigation, etc........................................   5

     3.12  Employees..............................................   5

     3.13  Insurance..............................................   5

     3.14  Registration Rights....................................   5

     3.15  Governmental Consents, etc.............................   5

     3.16  Offering...............................................   6

     3.17  Disclosure.............................................   6

     3.18  Brokers or Finders.....................................   6

     3.19  Permits................................................   6

     3.20  No Conflict of Interest................................   6

     3.21  Actions................................................   7

     3.22  Voting Rights..........................................   7

     3.23  Proprietary Information and Inventions Agreements......   7

     3.24  Employee Benefit Plans.................................   7

     3.25  Tax Returns and Payments...............................   7
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                               Table of Contents
                                  (CONTINUED)

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     3.26  Corporate Documents....................................   7

     3.27  Environmental Matters..................................   7

     3.28  Investment Company Act.................................   8

     3.29  Tax Elections..........................................   8

     3.30  Financial Statements...................................   8

     3.31  Financial Condition....................................   8

     3.32  Qualified Small Business Stock.........................   9

     3.33  U.S. Real Property Holding Corporation.................   9

SECTION 4 Representations, Warranties and Covenants of Purchaser..   9

      4.1  Accredited Investor....................................   9

      4.2  Investment.............................................   9

      4.3  Restricted Securities; Rule 144........................   9

      4.4  No Public Market.......................................  10

      4.5  Access to Data.........................................  10

      4.6  Authorization..........................................  10

      4.7  Government Consents....................................  10

      4.8  Further Limitations on Disposition.....................  10

      4.9  Legends................................................  10

SECTION 5 Conditions to Closing of Purchaser......................  11

      5.1  Representations and Warranties Correct.................  11

      5.2  Covenants..............................................  11

      5.3  Compliance Certificate.................................  11

      5.4  Blue Sky...............................................  11

      5.5  Related Agreements.....................................  11

      5.6  Restated Certificate of Incorporation..................  11

      5.8  Opinion of Company Counsel.............................  12

SECTION 6 Conditions to Closing of the Company....................  12

      6.1  Representations........................................  12

      6.2  Blue Sky...............................................  12

      6.3  Related Agreements.....................................  12

      6.4  Restated Certificate of Incorporation..................  12

      6.5  The Merger.............................................  12

SECTION 7 Affirmative Covenants of the Company....................  12
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                               Table of Contents
                                  (CONTINUED)

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      7.1  The Board of Directors.................................  12

      7.2  Proprietary Information Agreements.....................  12

      7.3  Option Vesting.........................................  12

      7.4  Insurance..............................................  13

      7.5  Termination of Covenants...............................  13

      7.6  U.S. Real Property Holding Corporation.................  13

SECTION 8 Miscellaneous...........................................  13

      8.1  Governing Law..........................................  13

      8.2  Survival...............................................  13

      8.3  Successors and Assigns.................................  13

      8.4  Entire Agreement; Amendment............................  13

      8.5  Waiver of Conflicts....................................  14

      8.6  Notices, etc...........................................  14

      8.7  Delays or Omissions....................................  14

      8.8  California Corporate Securities Law....................  14

      8.9  Counterparts...........................................  15

     8.10  Severability...........................................  15

                              DNA SCIENCES, INC.

                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

     This Agreement is made as of December 17, 2000, between DNA Sciences, Inc., a Delaware corporation (the "Company") and the entity listed on Exhibit A ("Purchaser").

                                   SECTION 1

              Authorization and Sale of Series C Preferred Stock

     1.1 Authorization of Series C Preferred Stock. The Company has authorized the sale and issuance hereunder of up to Five Million Five Hundred Thousand (5,500,000) shares of its Series C Preferred Stock (the "Series C Preferred"), having the rights, preferences, privileges and restrictions set forth in the Company's Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit B (the "Restated Certificate"). The shares of Series C Preferred to be sold hereunder are collectively referred to as the "Shares."

     1.2 Sale of Series C Preferred. Subject to the terms and conditions hereof, the Company will issue and sell to Purchaser, and Purchaser will purchase, at a purchase price of ten dollars and fifteen cents ($10.15) per share from the Company, the number of shares of Series C Preferred specified opposite the name of Purchaser listed on Exhibit A at the Closing (as hereinafter defined).

                                   SECTION 2

                            Closing Date; Delivery

     2.1 Closing Date. The closing of the purchase and sale of the Series C Preferred hereunder (the "Closing") shall be held at the offices of Cooley Godward, 5 Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94304 on the date of the closing (the "Closing Date") of the merger of PIPO Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), with and into PPGx, Inc., a Delaware corporation ("PPGx"), pursuant to that certain Agreement and Plan of Merger and Reorganization, by and among the Company, Merger Sub and PPGx, dated as of December [17], 2000 (the "Reorganization Agreement"), pursuant to which PPGx shall become a wholly owned subsidiary of the Company (the "Merger"). On the Closing Date and immediately prior to the closing of the Merger, pursuant to the terms of this Agreement, the Company shall issue and sell to Purchaser, and Purchaser shall purchase, at a purchase price of ten dollars and fifteen cents ($10.15) per share from the Company, the number of shares of Series C Preferred specified in the column labeled "Total Number of Series C Shares" opposite the name of Purchaser listed on Exhibit A.

     2.2 Delivery. At the Closing, the Company will deliver to Purchaser a certificate or certificates representing the number of Shares set forth opposite Purchaser's name on Exhibit A of this Agreement, against payment of the purchase price therefor, by check or wire transfer payable to the Company.

                                   SECTION 3

                 Representations and Warranties of the Company

     Except as set forth on Exhibit C and other exhibits attached hereto, or otherwise contemplated hereunder, the Company hereby represents and warrants to Purchaser as of the date hereof as follows:

     3.1 Organization and Standing; Articles and Bylaws. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign corporation in any jurisdiction in which failure to qualify would have a material adverse effect on the Company's business. The Company has furnished Purchaser true and complete copies of its Restated Certificate and Bylaws in effect as of the date hereof.

     3.2 Corporate Power. The Company will have prior to the Closing Date all requisite legal and corporate power to execute and deliver this Agreement and the Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit D (the "Investor Rights Agreement"), the Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit E (the "Refusal Agreement") and the Voting Agreement in the form attached hereto as Exhibit F (the "Voting Agreement") (the Investor Rights Agreement, the Refusal Agreement and the Voting Agreement are collectively referred to as the "Related Agreements"), to sell and issue the Shares hereunder, to issue the Common Stock issuable upon conversion of the Shares and to carry out and perform its obligations under the terms of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

     3.3 Subsidiaries. The Company has no subsidiaries or affiliated companies and does not otherwise own or control any other corporation, association or business entity. The Company has no other equity interest in any other corporation, association or business entity.

     3.4 Capitalization. Immediately prior to the Closing, the authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, 4,721,364 shares of which are issued and outstanding, and 22,000,000 shares of Preferred Stock, 8,283,000 shares of which are designated as Series A Preferred Stock, all of which are issued and outstanding, 7,099,006 shares of which are designated Series B Preferred Stock, all of which are issued and outstanding and 5,500,000 of which are designated as Series C Preferred Stock, 1,644,076 of which are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable and have been issued in compliance all federal and applicable state securities laws. The Company has reserved 8,283,000 shares of Common Stock for issuance upon conversion of the Series A Preferred, 7,099,006 shares of Common Stock for issuance upon conversion of the Series B Preferred, 5,500,000 shares of Common Stock for issuance upon conversion of the Series C Preferred, 650,000 shares of Common Stock for issuance to officers, directors, employees, sales representatives and consultants of the Company pursuant to stock option grants outside of the Company's 2000 Equity Incentive Plan (the "Stock Plan"), and 5,257,136 shares of its Common Stock for issuance to officers, directors, employees,

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sales representatives and consultants of the Company pursuant to the Stock Plan, of which 3,687,395 shares are currently subject to outstanding options under the Stock Plan, and 1,569,741 shares are available for future issuance. The Series C Preferred shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate. Except as referenced on the Schedule of Exceptions on Exhibit C hereto, there are no options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the capital stock or other securities of the Company, nor any agreements or understandings with respect thereto. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of consents with respect to any security or by a director of the Company.

     3.5 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and each of the Related Agreements by the Company, the authorization, sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares) and the performance of the Company's obligations hereunder and thereunder has been taken or will be taken prior to the Closing. This Agreement and each of the Related Agreements, when executed and delivered by the Company, shall constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.6 Validity of Shares. The Shares, when issued, sold and delivered in compliance with the provisions of this Agreement, will be duly and validly issued and will be fully paid and nonassessable and free and clear of all liens and encumbrances, and the Common Stock issuable upon conversion of the Shares has been duly and validly reserved and, when issued and delivered in compliance with the provisions of the Restated Certificate, will be duly and validly issued and will be fully paid and nonassessable and free and clear of all liens and encumbrances and restrictions on transfer other than as set forth in this Agreement and the Related Agreements, provided, however, that the Shares (and the Common Stock issuable upon conversion of the Shares) may be subject to restrictions on transfer under state and/or federal securities laws. There are no outstanding rights of first refusal or preemptive rights applicable to the Shares.

     3.7 Title to Properties and Assets; Liens, etc. The Company has good and marketable title to all its properties and assets, and is in compliance with the lease of all material properties leased by it, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than the lien of current taxes not yet due and payable. The Company is not in default under or in breach of any provision of its leases, and the Company holds valid lease-hold interests in the properties which it leases. The Company's material properties and assets are in good condition and repair, ordinary wear and tear excepted, in all material respects.

     3.8 Material Contracts and Commitments. Exhibit C sets forth a list of all agreements, contracts, indebtedness, liabilities and other obligations to which the Company is a party or by which it or its assets are bound that (a) involve in excess of $50,000 aggregating similar agreements or obligations to the same party; (b) involve to the Company's knowledge any of the officers, consultants, directors, employees or shareholders of the Company or any members of the immediate family of the foregoing; or (c) obligate the Company to share, license or develop any product. Copies of such agreements and contracts and documentation evidencing such liabilities and other obligations have been made available by the Company to Purchaser. True and complete copies of all items set forth on Exhibit C have been made available to Purchaser.

     3.9 Patents, Trademarks, etc. To the knowledge of the Company, the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted, and as proposed to be conducted, and, to the knowledge of the Company, without conflict with or infringement of the rights of others. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate, the patents, trademarks, service marks, trade names, copyrights, trade secrets, information or proprietary or intellectual property rights of any other person or entity. The Company is not aware of any violation or infringement by a third party of any of the Company's patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights. The Company has disclosed trade secrets to other persons solely as required for the conduct of its business and solely under nondisclosure agreements that are enforceable by the Company. The Company has at all times maintained reasonable procedures to protect and have enforced all of its trade secrets.

     3.10 Compliance with Other Instruments. The Company is not in violation of any term of its Restated Certificate or Bylaws, or in any material respect of any term or provision of any mortgage, indenture, contract, agreement, instrument, judgment or decree, and to its knowledge is not in violation of any order, statute, rule or regulation applicable to the Company. The execution, delivery and performance of and compliance with this Agreement and each of the Related Agreements and the issuance of the Shares (and the Common Stock issuable upon conversion of the Shares), have not resulted and will not result in any violation of, or conflict with, or constitute a default under any of the foregoing, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company; and there is no such violation or default which materially and adversely affects the business, financial condition, results of operations or prospects of the Company or any of its properties or assets. All of the contracts and agreements set forth on Exhibit C are in full force and effect and constitute legal, valid and binding obligations of the Company. The Company and, to the best knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by it under the contracts and agreements set forth on Exhibit C, and no material violation or default exists in respect thereof, nor any event that with notice or lapse of time, or both, would constitute a default thereof; on the part of the Company or, to the best knowledge of the Company, any other party thereto; none of the contracts and agreements set forth on Exhibit C is currently being renegotiated; and the validity, effectiveness and continuation of all contracts and agreements set forth on Exhibit C will not be materially adversely affected by the transactions contemplated by this Agreement or any of the Related Agreements.

     3.11 Litigation, etc. There are no actions, suits, proceedings or investigations pending or, to the Company's knowledge, threatened against the Company or its properties before any court or governmental agency, which, either in any case or in the aggregate, might result in any material adverse change in the business, prospects, financial condition, affairs, operations or equity ownership of the Company or any of its properties or assets, or in any material impairment of the right or ability of the Company to carry on its business as now conducted or as proposed to be conducted, or in any material liability on the part of the Company, and none which questions the validity of this Agreement or any of the Related Agreements or any action taken or to be taken in connection herewith or therewith. The Company is not a party or subject to the order, writ, judgement, injunction, decree or other provisions of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

     3.12 Employees. To the Company's knowledge, no employee of the Company is or will be in violation of any judgment, decree or order of any court or administrative agency or any term of any employment contract or any other contract (including without limitation any covenant not to compete) or agreement relating to the relationship of any such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company or to the utilization by the employee of such employee's reasonable efforts with respect to such business. The Company does not have any collective bargaining agreements covering any of its employees. To the Company's knowledge, the Company is not using any inventions of any of its employees, consultants or officers made before their employment by the Company. To the Company's knowledge, no employee, consultant or officer has taken, removed or made use of any proprietary documentation, manuals, products, materials or any other tangible items from the employee's previous employers relating to the Company's business. To the best knowledge of the Company, no labor union has sought to represent any of the employees of the Company. There is no strike or other labor dispute involving the Company pending, or to the best knowledge of the Company, threatened. To the best knowledge of the Company, no officer or key employee intends to terminate his or her employment with it.

     3.13 Insurance. The Company has in full force and effect fire, casualty and liability insurance policies with recognized insurers with such coverages as are sufficient in amount to allow replacement of the tangible properties of the Company that might be damaged or destroyed.

     3.14 Registration Rights. Except as contemplated by the Investor Rights Agreement, the Company is not under any obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

     3.15 Governmental Consents, etc. No consent, approval, order or authorization of or designation, declaration or filing with any state, federal or local governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares (and the Common Stock issuable upon conversion of the Shares), or the consummation of any other transaction contemplated hereby, except (a) filing of the Restated Certificate in the office of the Secretary of State of the State of Delaware, (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) under the California Corporate Securities Law and other applicable Blue Sky laws, of the offer and sale of the Shares (and the Common Stock issuable upon conversion of the Shares), which filings and qualification, if required, will be accomplished in a timely manner prior to or promptly upon completion of the Closing, and (c) such filings as may be determined by counsel to the Company to be necessary to secure an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), which filing, if required, will be accomplished in a timely manner prior to or promptly upon completion of the Closing.

     3.16 Offering. Based in part upon the accuracy of Purchaser's representations in Section 4 hereof, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement (and the issuance of the Common Stock to be issued upon conversion of the Shares) constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

     3.17 Disclosure. The Company has fully provided Purchaser with all the information which Purchaser have requested for deciding whether to acquire the Shares. No statement by the Company contained in this Agreement and the exhibits attached hereto, or in any certificate furnished or to be furnished to Purchaser pursuant hereto, when taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     3.18 Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.19 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted, the lack of which could materially and adversely affect the business, properties, prospects, financial condition or results of operations of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

     3.20 No Conflict of Interest. The Company is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. To the best of the Company's knowledge, none of the Company's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Company (other than in connection with purchases of the Company's stock) or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers, directors and/or shareholders of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Company. To the best of the Company's knowledge, none of the Company's officers or directors or any members of the immediate families are, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

     3.21 Actions. Neither the Company nor any of its subsidiaries has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $25,000 or in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

     3.22 Voting Rights. To the Company's knowledge, no shareholders of the Company have entered into any agreements with respect to the voting of capital shares of the Company.

     3.23 Proprietary Information and Inventions Agreements. Each employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for Purchaser. The Company, after reasonable investigation, is not aware that any of its employees or consultants is in violation thereof, and the Company will use its best efforts to prevent any such violation. All consultants to or vendors of the Company with access to confidential information of the Company are parties to a written agreement substantially in the form or forms provided to counsel for Purchaser under which, among other things, each such consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company. The Company, after reasonable investigation, is not aware that any of its consultants or vendors are in violation thereof, and the Company will use its best efforts to prevent any such violation.

     3.24 Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

     3.25 Tax Returns and Payments. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due.

     3.26 Corporate Documents. The Restated Certificate and Bylaws of the Company are in the form provided to counsel for Purchaser. The copy of the minute books of the Company provided to Purchaser's counsel contains minutes of all meetings for directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

     3.27 Environmental Matters. The business, assets and properties of the Company are and have been operated and maintained in material compliance with all applicable federal, state, city, county and local environmental protection laws and regulations (collectively, the "Environmental Laws"). To the best knowledge of the Company, no event has occurred which, with or without the passage of time or the giving of notice, or both, would constitute noncompliance by the Company with, or a violation by the Company of, the Environmental Laws. To the best knowledge of the Company, the Company has not caused or permitted to exist, as a result of an intentional or unintentional act or omission, a disposal, discharge or release of solid wastes, pollutants or hazardous substances, on or from any site which currently is or formerly was owned, leased, occupied or used by it, except where such disposal, discharge or release was in material compliance with the Environmental Laws.

     3.28 Investment Company Act. The Company is not an "investment company" nor is the Company directly or indirectly controlled by or acting on behalf of any person which is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended.

     3.29 Tax Elections. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an "S" corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to matters of accounting, depreciation or amortization) which would have a material affect on the Company, its financial condition, its business as presently conducted or presently proposed to be conducted or any of its properties or material assets.

     3.30  Financial Statements. The Company has made available to Purchaser its
(i) unaudited financial statements (including balance sheet and profit and loss statement) as of August 31, 2000, and (ii) audited financial statements as of December 31, 1999 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that such unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal yearend audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to August 31, 2000, and
(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company.

     3.31 Financial Condition. The Company was incorporated on May 11, 1998. Since that time, the Company has only engaged in startup and development activities and has generated no revenue. Since inception, the Company has been operated only in the ordinary course of business, and there has not been any event or condition of any character that has adversely affected the Company's business in a material manner, or any adverse change in the condition, assets or liabilities of the Company except current liabilities incurred in the ordinary course of business, none of which materially and adversely affect the business, properties or prospects of the Company.

     3.32 Qualified Small Business Stock. The Shares will be issued directly from the Company to Purchaser. The Company has not, during the period beginning on the date one year before the first issuance of Series C Preferred to certain purchasers on December 15, 2000 (the "Issuance"), made one or more purchases of its capital stock with an aggregate value (at the time of the respective purchases) exceeding five percent (5%) of the aggregate value of all its capital stock at the beginning of such one-year period. The "aggregate gross assets" as defined in Section 1202(d)(2) of the Internal Revenue Code of 1986, as amended (the "IRC"), of the Company at all times before the Issuance did not exceed Fifty Million Dollars ($50,000,000), and the "aggregate gross assets" immediately after the Issuance will not exceed Fifty Million Dollars ($50,000,000). At the time of the Closing, the Company intends to engage in the active conduct of a "qualified trade or business" as defined in Section 1202(e)(3) of the IRC. At the time of the Closing, the Company is an "eligible corporation" as defined in Section 1202(e)(4) of the IRC. Not more than ten percent (10%) of the Company's "aggregate gross assets" by value immediately after the Issuance will consist of real estate.

     3.33 U.S. Real Property Holding Corporation. The Company is not now, nor will it be immediately after the Closing, a "United States Real Property Holding Corporation" as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated thereunder ("USRPHC"). The Company covenants that it will operate in a manner such that it will not become a USRPHC.

                                   SECTION 4

            Representations, Warranties and Covenants of Purchaser

     Purchaser hereby represents, warrants and covenants to the Company with respect to the purchase of the Shares as follows:

     4.1 Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

     4.2 Investment. Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser understands that the Shares to be purchased have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations as expressed herein.

     4.3 Restricted Securities; Rule 144. Purchaser understands that the Shares and the shares of Common Stock issuable upon conversion of the Shares, will be "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Shares may be resold without registration under the Securities Act only in certain limited circumstances. Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

     4.4 No Public Market. Purchaser understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for the Shares.

     4.5 Access to Data. Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and the opportunity to review the Company's facilities and has received all information requested from the Company regarding the investment in the Company.

     4.6 Authorization. Purchaser represents that it has the full right, power and authority to enter into and perform Purchaser's obligations under this Agreement and the Investor Rights Agreement, and this Agreement and the Investor Rights Agreement when executed and delivered by Purchaser will constitute valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors, rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.7 Government Consents. No consent, approval or authorization of or designation, declaration or filing with any state, federal or foreign governmental authority on the part of Purchaser is required in connection with the valid execution and delivery of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby.

     4.8 Further Limitations on Disposition. Without in any way limiting the representations set forth above, Purchaser further agrees not to make any disposition of all or any portion of the Shares unless and until:

          (a) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

          (b) Purchaser shall have notified the Company of the proposed disposition, and if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act.

     4.9 Legends. It is understood that each certificate representing the Shares, and the shares of the Common Stock issuable upon conversion of the Shares, and any securities issued in respect thereof or exchange therefor shall bear legends in the following forms (in addition to any legend required under applicable state securities laws):

          (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION

STATEMENT RELATED THERETO OR, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT").

          (b) Any legend required to be placed thereon by the California Commissioner of Corporations or any other applicable state securities laws.

                                   SECTION 5

                      Conditions to Closing of Purchaser

     Purchaser's obligation to purchase the Shares at the Closing is, at the option of Purchaser, subject to the fulfillment on or prior to the Closing Date of the following conditions:

     5.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects when made, and shall be true and correct on the Closing Date in all material respects with the same force and effect as if they had been made on and as of said date.

     5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

     5.3 Compliance Certificate. The Company shall have delivered to Purchaser a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date and certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

     5.4 Blue Sky. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or secured an exemption therefrom, required by any state for the offer and sale of the Shares, and the Common Stock issuable upon conversion of the Shares.

     5.5 Related Agreements. The Company and Purchaser shall have executed and delivered the Investor Rights Agreement, the Refusal Agreement and the Voting Agreement, each in the form attached hereto as Exhibits D, E and F, respectively.

     5.6 Restated Certificate of Incorporation. The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

     5.7 The Merger. All conditions precedent to the obligations of each of the Company, Merger Sub and PPGx to consummate the Merger, except for the satisfaction of Sections 6.13 and 7.8 of the Reorganization Agreement, shall have been satisfied or waived in accordance with the terms of the Reorganization Agreement.

     5.8 Opinion of Company Counsel. Purchaser shall have received from Cooley Godward, counsel for the Company, an opinion, dated as of the closing, in the form attached hereto as Exhibit G.

                                   SECTION 6

                     Conditions to Closing of the Company

     The Company's obligation to sell and issue the Shares at the Closing is, at the option of the Company, subject to the fulfillment of the following conditions:

     6.1 Representations. The representations made by Purchaser in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct on the Closing Date in all material respects with the same force and effect as if they had been made on and as of said date.

     6.2 Blue Sky. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or secured an exemption therefrom, required by any state for the offer and sale of the Shares and the Common Stock issuable upon conversion of the Shares.

     6.3 Related Agreements. Purchaser shall have executed and delivered to the Company the Investor Rights Agreement, the Refusal Agreement and the Voting Agreement, each in the forms attached hereto as Exhibits D, E and F, respectively.

     6.4 Restated Certificate of Incorporation. The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

     6.5 The Merger. All conditions precedent to the obligations of each of the Company, Merger Sub and PPGx to consummate the Merger, except for the satisfaction of Sections 6.13 and 7.8 of the Reorganization Agreement, shall have been satisfied or waived in accordance with the terms of the Reorganization Agreement.

                                   SECTION 7

                     Affirmative Covenants of the Company

     The Company hereby covenants and agrees as follows:

     7.1 The Board of Directors. The authorized size of the Board of Directors of the Company is eight (8) members, and the Board shall consist of Brian Atwood, Walter Burlock, James Clark, Seth Harrison, Hugh Rienhoff, Jr., James Watson, Gregory Went and, if elected by the holders of the Series C Preferred, such Series C Preferred director.

     7.2 Proprietary Information Agreements. All employees of and consultants to the Company having access to the Company's proprietary and confidential information shall execute proprietary information agreements with the Company substantially in the form of Exhibit H hereto.

     7.3 Option Vesting. All options or warrants hereafter granted by the Company to its employees, officer, directors, consultants or advisors ("Restricted Parties"), all options previously granted by the Company's Board of Directors but not yet evidenced by an option grant, and all restricted stock purchase agreements hereafter entered into by the Company with

Restricted Parties, will be subject to a vesting schedule that provides for twenty five percent (25%) vesting after the first twelve (12) months of employment and monthly vesting as to the remaining seventy-five (75%) of the shares over the following thirty-six (36) months after the first anniversary of the employment commencement date, or such other vesting schedule as is unanimously approved by the Company's Board of Directors.

     7.4 Insurance. The Company has Directors and Officer's insurance in the amount of three million dollars ($3,000,000).

     7.5 Termination of Covenants. The covenants set forth in Section 7.1 through Section 7.4 shall terminate and be of no further force and effect upon the closing of a firm underwritten public offering pursuant to an effective registration statement under the Securities Act, covering any capital stock of the Company.

     7.6 U.S. Real Property Holding Corporation. The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under Reg. 1.897-2(h), or any supplementary or successor provision thereto; provided that with respect to filings triggered by the dispositions of shares by a Purchaser, such Purchaser shall promptly provided the Company with notice of such disposition to allow the Company to make a timely filing. Within 30 days of a request from a Purchaser, the Company will inform the requesting party, in the manner set forth in Reg. 1.897-2(h) or any supplementary or successor provision thereto, whether that party's interest in the Company constitutes a United States real property interest (within the meaning of Section 897(c)(1) of the Code) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status.

                                   SECTION 8

                                 Miscellaneous

     8.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and performed entirely within Delaware.

     8.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and the closing of the transactions contemplated hereby.

     8.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, provided, however, that the rights of Purchaser to purchase the Shares shall not be assignable without the consent of the Company.

     8.4 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement or any term hereof may be amended, waived, discharged or terminated solely by a written instrument signed by the

Company and the holders of a majority of the Common Stock issued or issuable upon conversion Shares

     8.5 Waiver of Conflicts. Each party to this Agreement acknowledges that Cooley Godward llp ("Cooley Godward"), outside general counsel to the Company, has in the past performed and is or may now or in the future represent one or more of Purchaser or their affiliates in matters unrelated to the transactions contemplated by this Agreement (the "Financing"), including representation of such Purchaser or their affiliates in matters of a similar nature to the Financing. The applicable rules of professional conduct require that Cooley Godward inform the parties hereunder of this representation and obtain their consent. Cooley has served as outside general counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company. It is the belief of Cooley Godward that these terms and conditions represent an arm's length transaction between the Company and Purchaser. Purchaser have been represented by independent legal counsel regarding the terms of the Financing. The Company and each Purchaser hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Financing, Cooley Godward has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser; and (c) gives its informed consent to Cooley Godward's representation of the Company in the Financing.

     8.6 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to Purchaser, at the address set forth on the signature page hereto or at such other address as shall have furnished to the Company upon not less than 10 days notice in writing, or (b) if to the Company, at the address of its principal office and addressed to the attention of the President and with a copy to Cooley Godward llp, 3000 El Camino Real, 5 Palo Alto Square, Palo Alto, CA 94306, Attention: Robert L. Jones at such other address as the Company shall have furnished to Purchaser upon not less than 10 days notice in writing.

     8.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     8.8 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE

ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 or 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument

     8.10 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

                           [Signature pages follow]

In Witness Whereof, the undersigned has executed this Stock Purchase Agreement as of the date set forth above.

The "Company"                 DNA Sciences, Inc.
                              a Delaware corporation

                              By: /s/Hugh Y. Rienhoff, Jr.
                                  --------------------------
                              Name:  Hugh Y. Rienhoff, Jr.
                              Title: Chairman and CEO